UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011

MONKEY ROCK GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-15165	98-0208402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 1030, Sturgis, SD	57785
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 523-4070

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into a Material Definitive Agreement

On June 23, 2011, a Share Purchase Agreement (the “Share Purchase Agreement”) was entered into by Monkey Rock Group, Inc., a corporation formed under the laws of the State of Delaware (“Monkey Rock”), Nissi Group Incorporated, a corporation formed under the laws of the State of Hawaii (“Nissi” or “Purchaser”), John Anthony Dent, an individual (“John Dent”), and Matthew Dent, an individual (“Matthew Dent”).  Pursuant to the Share Purchase Agreement, MONKEY ROCK will sell 50,000,000 shares of authorized and previously unissued shares of Common Stock (the “Shares”), representing 75.26%  of the outstanding stock of MONKEY ROCK immediately after the transaction, to Nissi for a purchase price of $149,674.76* (may adjust based upon receipt of final bill of Elliot Berman & Associates).  At the closing, the current directors and executive officers of MONKEY ROCK will resign and Dexter F.K. Aspacio (“Aspacio”) will be appointed to act as the sole director of MONKEY ROCK. Nissi anticipates that Aspacio will be appointed Chairman, President and CEO of the Company at that time.  An Information Statement with respect to the change in control of a majority of the directors of MONKEY ROCK is being mailed to the stockholders of MONKEY ROCK on or about June 24, 2010.

Prior to the closing, the Company will transfer all of the current assets and liabilities of the South Dakota operations of the Company to Monkey Rock USA, LLC, a wholly-owned subsidiary of the Company (“Monkey Sub”).  As provided in the Share Purchase Agreement, Monkey Sub will be managed by John Anthony Dent, the current CEO of MONKEY ROCK, until such time as it is sold to John and Matthew Dent, which sale shall take place as soon as practicable after closing.

 One hundred percent (100%) of Nissi’s preferred shares will be exchanged for the newly issued fifty million (50,000,000) Monkey Rock common shares, and One hundred percent (100%) of Nissi’s common shares will be exchanged for the newly issued forty million (40,000,000) Monkey Rock common shares.

In conjunction with the Closing, Monkey Rock will create a class of its Preferred Stock, known as Series A consisting of 5,000,000 authorized shares, each having voting rights equal to 1000 votes for each share of Preferred held, and are authorized to vote as common shareholders on any manner before the stockholders.  They shall also be convertible after six (6) months on a 10 to 1 ratio.  Nissi has indicated that they intend to issue 5,000,000 shares of the Series A Preferred to Dexter Aspacio after the closing as part of his executive compensation.

As a result of the sale of the Shares and Share Exchange, Nissi Shareholders will become the majority owners of the outstanding shares of the Company.

The sale of the Shares will close not less than ten days after the mailing of the Information Statement mentioned previously with respect to the proposed change in a majority of the directors of MONKEY ROCK, and subject to the satisfaction or waiver of the conditions to the closing.

It is a condition precedent to the Closing that the Company be current in its filing obligations with the Securities and Exchange Commission.

The Share Purchase Agreement, including the Exhibits thereto, are attached to this Current Report on Form 8-K and incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The proposed sale of the shares of Common Stock by MONKEY ROCK pursuant to the Share Purchase Agreement described in Item 1.01 above has not been registered under the Securities Act of 1933, as amended, by virtue of the exemption from registration provided by Section 4(2) of the Act.  The information contained in Item 1.01 with respect to such sale is incorporated herein by this reference.

Item 9.01   Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description

10.1	Share Purchase Agreement dated June 23, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monkey Rock Group, Inc.

Dated: June 24, 2011
/s/ John Anthony Dent
John Anthony Dent, CEO